Exhibit 99.1

Contacts:

Richard D. Katz, M.D.	Thomas Smith
SVP, Finance and Corporate Development;	Ogilvy PR Worldwide
Chief Financial Officer	909 Third Avenue
Icagen, Inc.	New York, NY 10022

(919) 941-5206	(212) 880-5269
rkatz@icagen.com	thomas.smith@ogilvypr.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

Research Triangle Park, NC (August 9, 2005) – Icagen, Inc. (NASDAQ: ICGN) today reported financial results for the second quarter ended June 30, 2005. Revenues for the second quarter of 2005 totaled $1.7 million. Net loss for the second quarter of 2005 was $4.9 million. As of June 30, 2005, cash and cash equivalents totaled $57.3 million.

P. Kay Wagoner, Ph.D., CEO of Icagen, noted, “Icagen continued to make excellent progress during the second quarter of 2005. During the quarter, we activated a number of new clinical sites in our pivotal Phase III trial of ICA-17043 for the chronic oral treatment of sickle cell disease and also took steps to prepare for additional clinical trials for pediatric patients and sickle cell disease patients with concomitant pulmonary hypertension. Also during the quarter, the Company made progress in advancing a number of promising leads across our portfolio of research programs, including our advanced preclinical program for epilepsy and neuropathic pain.”

Pipeline Update

ICA-17043 for Sickle Cell Disease

•	During the second quarter of 2005, the Company continued patient and site enrollment in its pivotal Phase III clinical trial of ICA-17043. ICA-17043 has both orphan drug designation and fast-track status. This trial is designed to be a randomized, double-blind, placebo-controlled study in 300 patients. The primary endpoint for this study is vaso-occlusive crisis rate in the ICA-17043 arm versus vaso-occlusive crisis rate in the placebo arm. The Company plans to conduct the study at approximately 65 sites across the U.S. and in selected other countries. The study design includes an interim analysis by an independent data monitoring committee. The first patient was enrolled in this study in February 2005, with active enrollment of patients beginning in April 2005.

•	Data from the Company’s Phase II clinical trial of ICA-17043 were presented at the recent National Institutes of Health annual sickle cell disease meeting in Cincinnati.

•	The Company expects to report safety data from its open label extension study to the Phase II clinical trial of ICA-17043 during the third quarter of 2005.

•	The Company is currently planning two additional clinical trials for ICA-17043 in the treatment of sickle cell disease. The first of these studies will involve pediatric patients and will be primarily focused on the pharmacokinetics and safety of ICA-17043 in the pediatric population. The second of these studies will involve sickle cell disease patients who have concomitant pulmonary hypertension, a common complication of this illness.

BMS Compound for Atrial Fibrillation

•	The Company’s collaborator, Bristol-Myers Squibb Company (“BMS”), continued Phase I clinical trials of a compound discovered in collaboration with the Company for the treatment of atrial fibrillation.

Lead Compounds for Epilepsy and Neuropathic Pain

•	The Company continued to conduct preclinical studies on lead compounds for the treatment of epilepsy and neuropathic pain.

Astellas Compound for Dementia, Including Alzheimers Disease

•	The Company’s collaborator, Astellas Pharma Inc., formerly Yamanouchi Pharmaceutical Co., Ltd. (“Astellas”) continued advanced preclinical testing of a compound discovered in collaboration with the Company for the treatment of dementia, including Alzheimer’s disease.

Financials

Revenues for the second quarter of 2005 totaled $1.7 million, as compared to $907,000 during the same period in 2004, an increase of 92%. The increase in revenues for the second quarter of 2005, as compared to the same period in 2004, was primarily due to the initiation in June 2004 of the Company’s collaboration with McNeil Consumer & Specialty Pharmaceuticals (“McNeil”) for the further clinical development of ICA-17043.

Operating expenses for the second quarter of 2005 were $7.0 million, as compared to $5.5 million for the same period in 2004, an increase of 26%. The increase in operating expenses for the second quarter of 2005, as compared to 2004, was primarily due to increased research and development expense related to the development of ICA-17043. In addition, general and administrative expense increased, primarily as a result of expenses associated with operating as a public company.

Net loss for the second quarter of 2005 was $4.9 million, as compared to $4.6 million for the same period in 2004, an increase of 5%, due primarily to higher research and development expenses and general and administrative expenses offset in part by an increase in revenues.

Revenues for the first half of 2005 totaled $3.8 million, as compared to $1.8 million during the same period in 2004, an increase of 115%. The increase in revenues for the first half of 2005, as compared to the same period in 2004, was primarily due to the initiation in June 2004 of the Company’s collaboration with McNeil for the further clinical development of ICA-17043.

Operating expenses for the first half of 2005 were $14.5 million, as compared to $10.5 million for the same period in 2004, an increase of 38%. The increase in operating expenses for the first half of 2005, as compared to the same period in 2004, was primarily due to increased research and development expense related to the development of ICA-17043 and our lead compounds for epilepsy and neuropathic pain. In addition, general and administrative expense increased, primarily as a result of expenses associated with operating as a public company.

Net loss for the first half of 2005 was $10.2 million, as compared to $8.7 million for the same period in 2004, an increase of 16%, due primarily to higher research and development expenses and general and administrative expenses, offset in part by an increase in revenues.

Other Items

The Company also announced today that the term of the lock-up agreements entered into between certain shareholders of the Company and the underwriters of the Company’s initial public offering was automatically extended, pursuant to the terms of the lock-up agreements, until August 29, 2005. The extension occurred because the Company announced, prior to the expiration of the 180-day lock-up period, that it would issue this earnings release reporting results for the second quarter during the 16-day period beginning on the last day of the original restriction period, which originally ended on August 2, 2005.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Daylight Time.

To listen to the conference call, please dial:

•	800.967.7138 (United States and Canada)

•	719.457.2628 (International)

The access code for the call is 5773464.

A playback of the call will be available from approximately 1:00 p.m. Eastern Daylight Time on August 9 through August 23, 2005 and may be accessed by dialing:

•	888.203.1112 (United States and Canada)

•	719.457.0820 (International)

Please reference reservation number 5773464.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-

administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a pivotal Phase III clinical trial;

•	a compound for atrial fibrillation, which is being developed by the Company’s collaborator Bristol-Myers Squibb Company and is in Phase I clinical trials;

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies; and

•	a compound for dementia, including Alzheimer’s disease, which is being developed by the Company’s collaborator Astellas Pharma, Inc., formerly Yamanouchi Pharmaceutical Co., Ltd., and is undergoing advanced preclinical testing.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Certain Factors That May Affect Future Results” in the Company’s Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Collaborative research and development revenues:
Research and development fees	$1,095	$871	$2,169	$1,715
Reimbursed research and development costs	643	36	1,592	36

Total collaborative research and development revenues	1,738	907	3,761	1,751

Operating expenses:
Research and development	5,943	4,660	12,471	9,057
General and administrative	1,024	869	2,067	1,463

Total operating expenses	6,967	5,529	14,538	10,520

Loss from operations	(5,229)	(4,622)	(10,777)	(8,769)
Other income, net	374	2	611	29

Net loss	$(4,855)	$(4,620)	$(10,166)	$(8,740)

Net loss per share - basic and diluted	$(0.22)	$(2.93)	$(0.58)	$(5.64)

Weighted average common shares outstanding - basic and diluted	21,703,512	1,575,519	17,419,870	1,548,355

Pro forma net loss per share assuming conversion of preferred stock - basic and diluted	$(0.22)	$(0.28)	$(0.49)	$(0.54)

Pro forma weighted average common shares outstanding - basic and diluted	21,703,512	16,302,249	20,548,550	16,279,362

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding Preferred Stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconcilliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Historical:
Numerator:
Net loss	$(4,855)	$(4,620)	$(10,166)	$(8,740)

Denominator:
Weighted-average common shares outstanding - basic and diluted	21,703,512	1,575,519	17,419,870	1,548,355

Net loss per share - basic and diluted	$(0.22)	$(2.93)	$(0.58)	$(5.64)

Pro Forma:
Numerator:
Net loss, as reported	$(4,855)	$(4,620)	$(10,166)	$(8,740)

Denominator:
Shares used above	21,703,512	1,575,519	17,419,870	1,548,355

Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis	—	14,726,730	3,128,680	14,731,007

Shares used to compute pro forma basic and diluted net loss per share	21,703,512	16,302,249	20,548,550	16,279,362

Pro forma net loss per share - basic and diluted	$(0.22)	$(0.28)	$(0.49)	$(0.54)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Cash and cash equivalents	$57,317	$30,217
Other current assets	1,984	3,460
Property and equipment, net	1,874	1,906
Technology licenses and related costs, net	2,435	2,506
Other long-term assets	8	48

Total assets	$63,618	$38,137

Liabilities and stockholders’ equity
Current liabilities	$6,760	$6,671
Deferred revenue, less current portion	13,008	13,507
Equipment debt financing, less current portion	702	732
Stockholders’ equity	43,148	17,227

Total liabilities and stockholders’ equity	$63,618	$38,137